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                                                                   Exhibit 99.1


                          Web Site Results/chinadotcom
                             Conference Call Script

Paul Warburg

Good morning. Thanks for joining us today to discuss these two exciting transactions which we've announced in the past two days: our acquisition of Web Site Results, which we announced earlier today, and the expanded strategic relationship with chinadotcom, announced yesterday. I'm Paul Warburg, vice president of investor relations. Joining me on the call is David Moore, chief executive officer, Andy Johns, chief financial officer and Joel Herskovits, director of investor relations.

Before we get started, I want to remind you to please keep in mind that during the course of the conference call, we will be providing forward-looking statements that are subject to risk factors and uncertainties. I urge you to review our Report on Form 10-Q to review the cautionary statements and risk factors contained therein.

I would now like to turn the call over to Dave Moore, chief executive officer.



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DAVE MOORE

Thanks Paul. And thank you all again for joining us today to discuss the acquisition of Website Results and the expansion of 24/7 Media's relationship with chinadotcom.

On today's call, my comments will center on the strategic implications of both transactions. I will then turn the call over to Andy Johns who will guide you through the financial benefits. Afterwards, we will open the call up to your questions.

As you have heard me say before, 24/7 Media's vision is to be the preeminent global provider of interactive marketing solutions and services.

We have communicated to you our three pronged business strategy to achieve this vision, namely:

     o First, to continue to diversify our business model by providing our clients with the broadest and most comprehensive set of interactive marketing solutions in the industry

     o Second, to more effectively cross sell our solutions to both high quality dot com and traditional advertisers as well as our web site clients

     o Finally, to deliver our industry leading solutions on a global scale, meeting the explosive worldwide growth in online advertising.

Execution of this strategy will result in even stronger 24/7 Media financial performance.

     o Diversification of our business model provides additional growth opportunities

     o Leveraging our customer base increases revenues, and improves operating margins

     o Expanding our leadership in international operations taps into entirely new, incremental revenue streams which leverage the existing 24/7 Media infrastructure

Both transactions that we are discussing today generate high-margin incremental revenues for 24/7 Media. More importantly, they are accretive, thereby accelerating our drive to profitability.


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With this in mind, let me now turn to our discussion of Website Results.

Website Results is an Internet marketing technologies firm based in Los Angeles. The company's service targets Web sites and direct marketers that wish to receive highly targeted traffic from the major Internet search engines. Their ASP model charges based on the incremental traffic generated, allowing WSR's clients to accurately measure the effectiveness of their campaigns.

Web Site Results sets itself apart from other Internet traffic solutions providers in two major ways

     o One, WSR's proven technology has demonstrated the ability to deliver one of the strongest backend conversion rates with a high return on ad dollars spent.

     o And Two, WSR is the only company delivering search engine traffic which has developed a robust, scalable technology infrastructure to implement modifications on an immediate and continuous basis.

The benefits of this service to our clients are many.

     o First, it expands advertisers' online marketing options from banner, buttons and email to now include search engine traffic

     o Second, it drives higher levels of targeted traffic from search engines to client Web sites

     o Third, the technology produces enhanced visibility of client Web sites on relevant keyword searches

     o    Fourth, clients are charged only for incremental click throughs and,

     o Finally, conversion rates are higher than untargeted advertising as consumers are actively seeking products and services related to the key words in the search

Likewise, the benefits to 24/7 Media are clear:

     o Web Site Results provides a new online, interactive advertising channel that complements our Network and email channels

     o    WSR provides a new, high margin incremental revenue stream

     o It is a fully scalable business model, complementing our third party ad serving and email technology platforms

     o    It increases 24/7 Media network traffic and,

     o Finally, it accelerates 24/7 Media's drive to profitability, which Andy will elaborate on in just a few minutes.



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In summary, Web Site Results broadens the suite of interactive solutions we offer. It represents another complementary solution to cross sell to both new and existing clients. Finally, it reaffirms 24/7 Media's leading position of providing the most comprehensive suite of online marketing solutions.

I will now shift the discussion to our expanded relationship with chinadotcom.

24/7 Media and chinadotcom have had a strategic relationship in place since 1998. The expansion of the partnership enables 24/7 Media to provide additional industry leading technology-based marketing solutions to 24/7 Media Asia, a subsidiary of chinadotcom. Under the expanded relationship, 24/7 Media will provide 24/7 Media Asia with the following interactive marketing services:

     o Customer acquisition solutions, including the 24/7 Connect technology platform to deliver online advertisements and 24/7 Mail's targeted email solutions

     o Customer retention tools that help 24/7 Media Asia's clients manage their growing customer base

     o Customer reward programs, including AwardTrack, that develop customer affinity and loyalty

     o    Measurement tools that manage campaign and retention initiatives

The expanded relationship will generate additional incremental revenue streams for both 24/7 Media and 24/7 Media Asia, while achieving the benefits of the common 24/7 Connect technology platform. Additionally, the territory covered by the partnership has been expanded to include India and New Zealand.

The benefits from this expanded relationship are as follows:

     o The expanded relationship increases 24/7 Media Asia's leadership position in Asia

     o    We now own approximately 20% of this valuable business

     o We achieve this position with minimal capital investment, by leveraging our relationship with chinadotcom


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     o    24/7 Media recognizes an expanded, high margin recurring revenue stream in the form of perpetual royalty and licensing payments across multiple product lines

In short, chinadotcom is an excellent strategic partner. It has executed its strategy of establishing 24/7 Media Asia as the dominant player in the online advertising market in Asia. The modified agreement enables 24/7 Media to build upon our already solid track record and deliver the full suite of online solutions to the Asian marketplace.

In summary, the strategic benefits of both transactions are readily apparent: we have added another complimentary component to online advertising in search engine optimization, we expanded our opportunity for cross selling our products and services to our clients, and we further broadened our global reach.

I would now like to turn the call over to Andy Johns, chief financial officer of 24/7 Media.







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ANDY JOHNS

Thanks Dave.

Dave just outlined the strategic benefits of both the Web Site Results acquisition and the enhanced strategic relationship with chinadotcom. I would like to outline the financial implications of both transactions.

I will start with Web Site results. As you saw in the release, the acquisition price of WSR was $95 million. We purchased the company using 7.1 million shares of 24/7 Media stock, of which 60% was issued to WSR's shareholders at the close and the remainder is to be issued based on an EBIT earn out basis which extends through 2001.

Website Results currently serves in excess of 200 customers including 100 of the largest, most recognizable companies on the Internet. It is adding roughly 20 new clients per month. Well known clients include Ebay, E*TRADE and Fogdog, to name just a few. Additionally, WSR has an outstanding customer retention rate.

Web Site Results is a profitable company. In the first six months of this year, the company generated well over $6 million in revenue, with exceptionally high gross margin, and generated over $4 million in EBIT. We anticipate that EBIT should continue to grow sequentially on a percentage basis in the low-to-mid teens over the next 3-5 quarters.

Sequential revenue growth should be in-line or slightly ahead of our EBIT growth expectations.

Web Site Results financial performance will be included in our Technology breakout on the P&L. The WSR model provides a highly predictable, recurring revenue stream, consistent with other ASP offerings.

The expansion of the chinadotcom partnership agreement and its implications for our financial performance are similarly exciting to us.

We are forecasting an additional $1 million in revenue for the remaining two quarters of this year and approximately $2-3 million for next year. These numbers could ramp considerably if market conditions accelerate.


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Also, as part of deepening the relationship with chinadotcom, we received 19.9%
of 24/7 Media Asia in exchange for 2.5 million shares of 24/7 Media common stock.

Revenues we receive will be in the form of licensing and royalty payments, and, as a result, will see the majority fall to the bottom line. As part of this agreement, royalties become perpetual, rather than having the 10 year timeframe as set forth in the original agreement.

The net impact of these transactions on our consolidated results is the following:

     o Given the mid quarter closing dates, we still anticipate minor benefits in the third quarter and, therefore, are comfortable in indicating that these two deals, combined, will add about $1 1/2 million in revenue and $1 million in positive contribution to the bottom line to current guidance. Average share count for the quarter will be approximately 37 1/2 million.

     o The true benefits of the transactions will become evident in the 4th quarter. Therefore, models should take into account the full impact of WSR. Shares outstanding will increase to roughly 42 million.

     o Shares outstanding will increase to about 43 million during the first half of '01 and 44 million during the second half of '01, as the escrowed shares related to the Website Results earnout get earned.

Modeling out these results can yield a pull forward of cash breakeven from the current consensus by two quarters to 4Q01. Additionally, as many of you know, we are currently in the midst of our budget process to take advantage of the new organizational structure that we recently implemented. This process should result in an additional update to that timetable to breakeven by our 3Q00 earnings release.

This information should be sufficient detail for you to be able to update your models.

That ends our prepared remarks. I would like to turn the call back over to the conference call operator and take your questions.



At end of Q&A



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DAVID MOORE


Again, I would like to thank you for joining us today to discuss these very positive events. We look forward to talking to you soon.









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